EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (this "Agreement"), dated February 17, 1999, by and between BTP Acquisition Corp., (the "Company"), Cunningham Graphics International, Inc. ("CGII") and John R. Henesey, Jr. (the "Executive"), an individual residing at 131 Lazell Street, Hingham, Massachusetts 02043.

                              W I T N E S S E T H:

     WHEREAS, the Executive is the sole shareholder of Boston Towne Press, Inc. ("BTPI") and is serving currently as the President of BTPI; and

     WHEREAS, simultaneously with the execution of this Agreement, CGII, the Company (a wholly owned subsidiary of CGII), BTPI and the Executive will enter into an Asset Purchase Agreement, dated as of the date hereof (the "Asset Purchase Agreement"), pursuant to which, among other things, the Company will purchase substantially all of the assets of BTPI (the "Transaction"); and

     WHEREAS, effective upon consummation of the Transaction, the Company desires to retain the Executive as the Senior Vice President - General Manager of the Company and the Executive wishes to serve in that capacity on the terms and conditions herein set forth;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

     Section 1. Term of Employment. (a) The Executive's employment shall commence on the date hereof (the "Commencement Date") and, subject to earlier termination pursuant to Section 5 hereof, shall continue until December 31, 2001 (the "Term"). The Executive hereby represents and warrants that (i) he has the legal capacity to execute and perform this Agreement, (ii) this Agreement is a valid and binding agreement enforceable against him according to its terms, and
(iii) the execution and performance of this Agreement by him does not violate the terms of any existing agreement or understanding to which the Executive is a party or by which he may be bound.

     (b) The principal place of employment of the Executive shall be within a thirty (30) mile radius of Boston, Massachusetts or such other location as is mutually agreed upon by the Executive and the Company. Notwithstanding the foregoing, the Executive may be required, in connection with the performance of his duties hereunder, to work from time to time at other locations designated by the Company, including without limitation at the then-current principal executive offices of the CGII; provided however that the Executive shall not be required to work at any other location for more than five (5) days in any one month of the Term.

     Section 2. Position and Duties. During the Term, the Executive shall serve as the Senior Vice President - General Manager of the Company and shall have such powers and duties as are commensurate with such position and as may be conferred upon him from time to time by the Board of Directors of the Company (the "Board"), the Chief Executive Officer and the President of the Company. During the Term, and except for illness or incapacity and reasonable paid vacation periods of four (4) weeks in any calendar year (or such other, longer period as shall be consistent with the Company's policies for other executives), the Executive shall devote all of his business time, attention, skill and efforts exclusively to the business and affairs of the Company, CGII and their respective subsidiaries and affiliates; provided, however, that the Executive may engage in charitable, educational, religious, civic and similar types of activities to the extent that such activities do not inhibit or prohibit the performance of his duties hereunder.

     Section 3. Compensation. For all services rendered by the Executive in any capacity required hereunder during the Term, including, without limitation, services as an executive officer, director, or member of any committee of the Company, CGII or any subsidiary, affiliate or division thereof, respectively, the Executive shall be compensated as follows:

          (a) The Company shall pay the Executive a fixed salary at the rate of One Hundred Ten Thousand Dollars ($110,000) per annum ("Base Salary") and such periodic increases as the Board shall deem appropriate in accordance with the Company's customary procedures and practices regarding the salaries of executives. Base Salary shall be payable in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly.

          (b) During the Term and for use in connection with his duties hereunder, the Company shall provide the Executive with a monthly car allowance in the amount of Eight Hundred Twenty Five Dollars ($825), which allowance shall cover all expenses incurred by the Executive for the maintenance and operation of such vehicle, including without limitation all fees relating to insurance of such vehicle.

          (c) During the Term, the Company shall reimburse the Executive for fees incurred by him for parking at the Company's facility. In addition, during the Term, the Company shall reimburse the Executive for the costs of the Executive's health club membership; provided however that such costs shall not exceed $1,500 per annum. All requests for reimbursement made pursuant to this Section 3(c) shall be submitted in accordance with the terms of Section 4 below.

          (d) The Executive shall be entitled to participate in all compensation and employee benefit plans or programs, and to receive all benefits, perquisites and emoluments, for which the senior management of the Company are eligible under any plan or program now or hereafter established and maintained by the Company, to the fullest extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof; provided however that such plans, programs and benefits shall be comparable to those provided by CGII to its senior management. Notwithstanding the foregoing, nothing in this Agreement shall preclude the amendment or termination of any such plan or program, provided that such amendment or termination is applicable generally to the senior officers of the Company.

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


          (e) The Executive shall obtain (i) a term insurance policy (the "Life Insurance Policy") insuring the life of the Executive with a mutually acceptable insurance company in an amount of Seven Hundred Fifteen Thousand Dollars ($715,000), the beneficiary of which shall be named by the Executive and (ii) a term insurance policy (the "Disability Policy", and together with the Life Insurance Policy, the "Policies") insuring against the Permanent Disability (as defined below) of the Executive with a mutually acceptable insurance company in an amount of Seven Hundred Fifteen Thousand Dollars ($715,000), the beneficiary of which shall be named by the Executive. Upon obtaining the Policies, the Company shall reimburse the Executive for the reasonable costs of the Policies (not to exceed $3,000 each). Each of the Policies shall remain in effect through December 31, 1999. As a result of the reimbursement of the costs of the Policies by the Company, the Company and CGII shall be relieved of any obligation under the Asset Purchase Agreement to pay any portion of the Earn-Out (as defined in the Asset Purchase Agreement) to any legal representative of the Executive in the event that the Executive's employment hereunder terminates as a result of the death or Permanent Disability of the Executive on or prior to December 31, 1999.

     Section 4. Business Expenses. The Company shall pay or reimburse the Executive for all reasonable travel or other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement, subject to the Executive's presentation of appropriate vouchers in accordance with such procedures as the Company may from time to time establish for senior officers and to preserve any deductions for Federal income taxation purposes to which the Company may be entitled.

     Section 5. Termination of Employment; Effects Thereof.

     (a) The Company shall have the right, upon delivery of written notice to the Executive, to terminate the Executive's employment hereunder prior to the expiration of the Term (i) pursuant to a Termination for Cause, (ii) upon the Executive's Permanent Disability, or (iii) pursuant to a Without Cause Termination. The Executive shall have the right, upon delivery of written notice to the Company, to terminate his employment hereunder prior to the expiration of the Term in his sole discretion; provided, however, that, without the Company's written consent, no termination of the Executive's employment pursuant to this sentence shall be effective without the Company's consent until 60 days after receipt by the Company of written notice of termination from the Executive. The Executive's employment hereunder shall terminate automatically without action by any party hereto upon the Executive's death.

     (b) In the event that the Company terminates the Executive's employment pursuant to a Without Cause Termination:

          (i) the Company shall continue to pay to the Executive the Base Salary as in effect at the time of such termination for a period of six months from the effective date of such termination;


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


          (ii) earned but unpaid Base Salary as of the date of termination of employment shall be payable in full;

          (iii) effective on or prior to December 31, 2000, the Company shall pay to the Executive within fifteen (15) days of the effective date of such termination the full amount of the Earn Out without regard to the final calculation of the Adjusted EBITDA targets set forth in the Asset Purchase Agreement; and

          (iv) if the Executive is eligible to elect continued health coverage under Company's group health plan following the Executive's termination of employment pursuant to the provisions of Sections 601 et seq. of the Employee Retirement Income Security Act of 1974 ("COBRA Coverage") and elects such COBRA Coverage, then for the first six months of COBRA Coverage, the Executive shall not be required to pay more than the applicable cost that active employees of the Company are charged for group health coverage under such plan. After such six month period and for the remainder of the applicable COBRA Coverage period, the Executive shall be required to pay the full cost of such COBRA Coverage.

          (v) no other payments shall be made, or benefits provided, by the Company under this Agreement except as set forth in this Section 5(b) or otherwise required by law.

     (c) In the event that the Company terminates the Executive's employment pursuant to a Permanent Disability, the Company shall pay the Executive any earned but unpaid Base Salary as of the date of termination of employment. No other payments shall be made, or benefits provided, by the Company under this Agreement except as otherwise required by law.

     (d) In the event that the Company terminates the Executive's employment hereunder due to a Termination for Cause or the Executive terminates employment with the Company for reasons other than a Permanent Disability, the Company shall pay the Executive any earned but unpaid Base Salary as of the date of termination of employment. No other payments shall be made, or benefits provided, by the Company whether under this Agreement or otherwise except to the extent required by law.

     (e) In the event that the Executive's employment hereunder is terminated due to the Executive's death, the Company shall pay the Executive's executor or other legal representative any earned but unpaid Base Salary as of the date of termination of employment. No other payments shall be made, or benefits provided, by the Company under this Agreement except as otherwise required by law.

     (f) For purposes of this Agreement, the following terms have the following meanings:

          (i) The term "Termination for Cause" means, to the maximum extent permitted by applicable law, a termination of the Executive's employment by the Company because the Executive has (a) committed an action which constitutes


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


     intentional misconduct or a knowing violation of law if such action results both in an improper personal benefit to the Executive and a material injury to the Company, (b) been convicted of a felony, (c) repeatedly failed to follow written directives relating to material operations of the Company issued by the Board, the Chief Executive Officer or the President, which failures the Executive shall fail to remedy within 10 days after written demand from the Company, (d) materially breached or materially failed to perform his obligations and duties hereunder, which breach or failure the Executive shall fail to remedy within 30 days after written demand from the Company, or (e) violated in any material respect the representations made in Section 1 above or the provisions of Section 6 below.

          (ii) The term "Without Cause Termination" means a termination of the Executive's employment by the Company other than due to (i) a Termination for Cause, (ii) Permanent Disability, (iii) the Executive's death, or (iv) the expiration of this Agreement.

          (iii) The term "Permanent Disability" means permanently disabled so as to qualify for full benefits under any disability insurance policy then maintained by the Company; provided, however, that if no such disability policy is in effect on the date of determination, "Permanent Disability" shall mean the inability of the Executive to perform his duties hereunder on a full-time basis for a period of six full calendar months during any twelve consecutive calendar months due to illness or injury of a physical or mental nature, supported by the completion by a physician selected by the Company and reasonably satisfactory to the Executive or his legal representative of a medical certification form outlining the disability and treatment.

     (g) Any payments to be made or benefits to be provided by the Company pursuant to this Section are subject to the receipt by the Company of an effective general release and agreement not to sue in a form reasonably satisfactory to the Company (the "Release") pursuant to which the Executive agrees (i) to release all claims against the Company, CGII and certain related parties (excluding claims for any severance benefits payable hereunder), (ii) not to maintain any action, suit, claim or proceeding against the Company, CGII, their respective subsidiaries and affiliates and certain related parties, and
(iii) to be bound by certain confidentiality and mutual non-disparagement covenants specified therein; provided however that any such Release shall not relieve (x) CGII or the Company from their obligations to indemnify the Executive pursuant to the Asset Purchase Agreement or (y) diminish the Company's obligation to provide the Executive with such indemnification as may be required under New Jersey law or provided for in the Certificate of Incorporation and by-laws of the Company, as amended from time to time. Notwithstanding the due date of any post-employment payment, the Company shall not be obligated to make any payments under this Section until after the expiration of any revocation period applicable to the Release.


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


     Section 6. Other Duties of Executive During and After Term.

     (a) The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, or customers of the Company, CGII or any of their respective subsidiaries or affiliates (any or all of such entities being hereinafter referred to as the "Business"), as such information may exist from time to time, other than information that the Company or CGII has previously made publicly available, is confidential information and is a unique and valuable asset of the Business, access to and knowledge of which are essential to the performance of the Executive's duties under this Agreement. In consideration of the payments made to him hereunder, the Executive shall not, except to the extent reasonably necessary in the performance of his duties under this Agreement, divulge to any person, firm, association, corporation, or governmental agency, any information concerning the affairs, businesses, clients, or customers of the Business (except such information as is required by law to be divulged to a government agency or pursuant to lawful process), or make use of any such information for his own purposes or for the benefit of any person, firm, association or corporation (except the Business) and shall use his reasonable best efforts to prevent the disclosure of any such information by others. All records, memoranda, letters, books, papers, reports, accountings, experience or other data, and other records and documents relating to the Business, whether made by the Executive or otherwise coming into his possession, are confidential information and are, shall be, and shall remain the property of the Business. No copies thereof shall be made which are not retained by the Business, and the Executive agrees, on termination of his employment or on demand of the Company, to deliver the same to the Company.

     (b)(i) The Executive recognizes and acknowledges that the Company shall own all Work Product created by the Executive during the Term, subject to the limitations set forth in Section 6(b)(iv) below. As used herein, "Work Product" includes, but is not limited to, all intellectual property rights, U.S. and international copyrights, patentable inventions, creations, discoveries and improvements, works of authorship and ideas, whether or not patentable or copyrightable and regardless of their form or state of development. All Work Product shall be considered work made for hire by the Executive and shall be owned by the Company.

     (ii) If any of the Work Product may not, by operation of law, be considered a work made for hire by the Executive for the Company, or if ownership of all right, title and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, the Executive shall assign, and upon creation thereof shall be deemed to have automatically assigned, without further consideration, the ownership of all such Work Product to the Company and its successors and assigns. The Company, its successors and assigns shall have the right to obtain and hold in its or their own name copyrights, patents, registrations and other protections available to the Work Product. The Executive shall assist the Company in obtaining and maintaining patent, copyright, trademark and other appropriate protection for all Work Product in all countries, at the Company's expense. The Executive hereby irrevocably relinquishes for the benefit of the Company, its successors and assigns any moral rights in the Work Product recognized under applicable law.


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


     (iii) The Executive shall disclose all Work Product promptly to the Company and shall not disclose the Work Product to anyone other than authorized Company personnel without the Company's prior written consent. The Executive shall not disclose to the Company or induce the Company to use any secret or confidential information or material belonging to others.

     (iv) The provisions of this Section 6(b) cover Work Product of any kind that is conceived or made by the Executive that are conceived or made with the use of facilities or materials provided by the Company, its subsidiaries and affiliates and (A) relates to the business of the Company, its subsidiaries and affiliates or (B) results from tasks assigned to the Executive by the Company, its subsidiaries and affiliates.

     (c) In consideration of the payments made to him hereunder and pursuant to the Asset Purchase Agreement, during the longer of (i) the two-year period commencing on the effective date of the termination of this Agreement or (ii) the three year period following the date hereof, the Executive shall not (A) without express prior written approval of the Board, directly or indirectly, own or hold any proprietary interest in, or be employed by or receive remuneration from, any corporation, partnership, sole proprietorship or other entity engaged in competition anywhere in a fifty (50) mile radius of Boston, Massachusetts with the Company, CGII or any of their respective affiliates (a "Competitor");
(B) solicit for the account of any Competitor, any customer or client of the Company, CGII or any of their respective affiliates, or, in the event of the Executive's termination of his employment, any entity or individual that was such a customer or client during the twelve-month period immediately preceding the Executive's termination of employment or (C) act on behalf of any Competitor to interfere with the relationship between the Company, CGII or their respective subsidiaries and affiliates and their respective employees. Notwithstanding anything set forth herein to the contrary, in the event of a Without Cause Termination, the Executive shall be subject to the restrictions set forth in (A) above for six months from the effective date of the Without Cause Termination; however, the restrictions set forth in (B) and (C) above shall remain in full force and effect for the entirety of the time period set forth above.

     For purposes of the preceding paragraph, (i) the term "proprietary interest" means legal or equitable ownership, whether through stockholding or otherwise, of an equity interest in a business, firm or entity other than ownership of less than five percent of any class of equity interest in a publicly held business, firm or entity and (ii) an entity shall be considered to be "engaged in competition" if such entity is, or is a holding company for, a company engaged in the printing, binding or mailing business for financial services persons or entities.

     (d) The Company's obligation to make payments, or provide for any benefits under this Agreement (except to the extent vested or exercisable) shall cease upon a violation of the preceding provisions of this Section. The provisions of this Section 6 shall survive the Executive's termination of his employment with the Company.

     Section 7. Withholdings. The Company may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes and all


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


other deductions as shall be required pursuant to any law or governmental regulation or ruling or pursuant to any contributory benefit plan maintained by or on behalf of the Company.

     Section 8. Consolidation, Merger, or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, or engaging in any other business combination with, any other person or entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger, transfer of assets or other business combination and assumption, the term "Company" as used herein shall mean such other person or entity and this Agreement shall continue in full force and effect; provided however that, with respect to Section 6(c), the term "Company" shall not include any such person or entity with whom the Company executes a letter of intent or binding agreement after the effective date of termination of the Executive's employment hereunder.

     Section 9. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by same day or overnight mail (i) if to the Executive, at the address set forth above, with a copy to Paul O'Donnell, Hinckley Allen & Snyder, 28 State Street, 29th Floor, Boston, Massachusetts 02109 or (ii) if to the Company, at BTP Acquisition Corp., 629 Grove Street, Jersey City, New Jersey 07310, with a copy to John D. Schupper, Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068, or to such other address as either party shall have previously specified in writing to the other.

     Section 10. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 10 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

     Section 11. Source of Payment. All payments provided for under this Agreement shall be paid in cash from the general funds of the Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of the Company.


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


     Section 12. Dispute Resolution. At the option of either the Company or the Executive, any dispute, controversy or question arising under, out of or relating to this Agreement or the breach, other than pursuant to Section 6 hereof, shall be referred for decision by arbitration in The Commonwealth of Massachusetts by a neutral arbitrator mutually selected by the parties hereto. Any arbitration proceeding shall be governed by the Rules of the American Arbitration Association then in effect or such rules last in effect (in the event such Association is in existence). If the parties are unable to agree upon such a neutral arbitrator within 30 days after either party has given the other written notice of the desire to submit the dispute, controversy or question for decision as aforesaid, then either party may apply to the American Arbitration Association for an appointment of a neutral arbitrator, or if such Association is not then in existence or does not act in the matter within 30 days of any such application, either party may apply to the Presiding Judge of the Superior Courts of Suffolk or Middlesex counties in Massachusetts for an appointment of a neutral arbitrator to hear the parties and settle the dispute, controversy or question, and such Judge is hereby authorized to make such appointment. In the event that either party exercises the right to submit a dispute, controversy or question arising hereunder to arbitration, the decision of the neutral arbitrator shall be final, conclusive and binding on all interested persons and no action at law or in equity shall be instituted or, if instituted, further prosecuted by either party other than to enforce the award of the neutral arbitrator. The award of the neutral arbitrator may be entered in any court that has jurisdiction. The Executive and the Company shall each bear all their own costs (including the fees and disbursements of counsel) incurred in connection with any such arbitration and shall each pay one-half of the costs of any arbitrator appointed hereunder.

     Section 13. Guarantee. CGII hereby guarantees the obligations of the Company to make payments to the Executive pursuant to Sections 5 of this Agreement.

     Section 14. Binding Agreement; No Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to the Executive and may not be assigned by him without the prior written consent of the Company. Any attempted assignment in violation of this Section 13 shall be null and void.

     Section 15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of The Commonwealth of Massachusetts, without reference to the choice of law principles thereof.

     Section 16. Entire Agreement. This Agreement and the Asset Purchase Agreement shall constitute the entire agreement among the parties with respect to the matters covered hereby and thereby and shall supersede all previous written, oral or implied understandings among them with respect to such matters.

     Section 17. Amendments. This Agreement may only be amended or otherwise modified, and compliance with any provision hereof may only be waived, by a writing executed by all of the parties hereto. The provisions of this Section 16 may only be amended or otherwise modified by such a writing.


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


     Section 18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall together be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by the undersigned, thereunto duly authorized, and the Executive has signed this Agreement, all as of the date first written above.



                                 CUNNINGHAM GRAPHICS
                                   INTERNATIONAL, INC.

                                 By: /s/ Robert M. Okin
                                     -------------------------------------------
                                      Robert M. Okin, Senior Vice President
                                        and Chief Financial Officer


                                 BTP ACQUISITION CORP.

                                 By: /s/ Robert M. Okin
                                     -------------------------------------------
                                      Robert M. Okin, Senior Vice President
                                        and Chief Financial Officer



                                 /s/ John R. Henesey, Jr.
                                 -------------------------------------------
                                 John R. Henesey, Jr.



                                       11